Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our audit report dated March 29, 2016, on the financial statements of Westport Innovations Inc. which comprise the consolidated balance sheet as at December 31, 2015, the consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity and cash flows for the years ended December 31, 2015 and December 31, 2013, and notes, comprising a summary of significant accounting policies and other explanatory information, and our audit report dated March 29, 2016 on the effectiveness of internal control over financial reporting as of December 31, 2015 which reports are incorporated by reference into this Post-Effective Amendment No. 2 Registration Statement on Form F-4 and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP

Chartered Professional Accountants

April 21, 2016

Vancouver, Canada